Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS FOURTH QUARTER AND FULL YEAR 2010

RESULTS AT UPPER END OF GUIDANCE RANGE;

SETS 2011 EPS GUIDANCE OF $2.80 - $3.00

STAMFORD, CONNECTICUT – January 24, 2011 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that fourth quarter 2010 earnings per diluted share decreased 18% to $0.66, compared to $0.81 in the fourth quarter of 2009. Excluding Special Items, fourth quarter 2010 earnings per diluted share increased 19% to $0.68 compared to $0.57 in the fourth quarter of 2009. (Please see the attached Non-GAAP Financial Measures table for pretax, after-tax and earnings per share amounts of Special Items.)

Fourth Quarter 2010 Special Items:

•	A tax benefit of $0.09 per share caused by the reinvestment of non-U.S. earnings associated with the acquisition of Money Controls.

•	Transaction costs of $0.02 per share associated with the acquisition of Money Controls.

•	Restructuring charges of $0.09 per share, of which $0.05 per share is associated with the acquisition of Money Controls.

Fourth Quarter 2009 Special Items:

•

Sales of $18.9 million and a benefit of $0.18 per share associated with an agreement with the Boeing Company and GE Aviation Systems LLC to resolve claims relating to the brake control monitoring system for the Boeing 787.

•	A tax benefit of $0.09 per share associated with the divestiture of Crane’s General Technology Corporation subsidiary.

•	Restructuring charges of $0.03 per share.

Fourth quarter 2010 sales of $574 million increased $29.0 million, or 5%, compared to the fourth quarter of 2009. Excluding the Boeing agreement referenced above, fourth quarter 2010 sales increased $47.9 million, or 9%, compared to the fourth quarter of 2009, resulting from a core sales increase of $49.7 million (9%) and an increase in sales from acquired businesses (net of divestitures) of $3.7 million (1%), partially offset by unfavorable foreign currency translation of $5.5 million (1%).

Fourth quarter 2010 operating profit declined 23% to $53.7 million compared to $69.4 million in the fourth quarter of 2009. Excluding Special Items, fourth quarter 2010 operating profit increased 12% to $62.8 million compared to $56.0 million in the fourth quarter 2009, and operating profit margin increased to 10.9%, compared to 10.6% in the fourth quarter of 2009. (Please see the attached Non-GAAP Financial Measures table.)

“We are pleased to report full year EPS of $2.59, which was at the high end of our October guidance of $2.50 - $2.60 and reflected substantial improvement in our business over the course of the year,” said Crane Co. president and chief executive officer, Eric C. Fast. “Excluding Special Items, our full year operating margin of 11.0% approached the 11.1% margin we achieved in 2007, and we remain confident that we will reach our 13% margin target when our sales return to $2.6 billion. With sales increasing for three consecutive quarters and continued strengthening in our late cycle Aerospace business, we have good momentum as we begin 2011.”

Full Year 2010 Results

Total sales in 2010 were $2.218 billion, an increase of 1% from $2.196 billion in 2009. Excluding the Boeing agreement, 2010 sales increased $40.4 million, or 2%, resulting from a core sales increase of $31.4 million (2%), favorable foreign currency translation of $7.1 million and an increase in sales from acquired businesses (net of divestitures) of $1.9 million .

Operating profit for the full year 2010 increased 13% to $235.2 million compared to $208.3 million in 2009. Excluding Special Items, 2010 operating profit increased 19% to $243.1 million compared to $204.4 million in 2009, and operating profit margin increased to 11.0%, compared to 9.4% in 2009.

Full year 2010 earnings per diluted share increased 14% to $2.59, compared to $2.28 in 2009. Excluding Special Items, 2010 earnings per diluted share increased 21% to $2.59 compared to $2.15 in 2009. (Please see the attached Non-GAAP Financial Measures table.)

Order backlog was $768 million at December 31, 2010 compared to $664 million at December 31, 2009. The backlog at December 31, 2010 was favorably impacted by the 2010 acquisitions of Merrimac Industries and Money Controls, which had backlogs of $23 million and $8 million, respectively.

Cash Flow and Financial Position

Cash provided by operating activities in the fourth quarter of 2010 was $74.2 million, compared to $63.3 million in the fourth quarter of 2009. Free cash flow (cash provided by operating activities less capital spending) for the fourth quarter of 2010 was $66.8 million, compared to $56.2 million in the fourth quarter of 2009. For the full year 2010, cash provided by operating activities was $133.5 million compared to $189.0 million in 2009. Free cash flow for the full year 2010 was $112.5 million, compared to $160.7 million in the prior year, primarily reflecting higher working capital needs to support improving sales trends. The Company repurchased 1,396,608 shares of its common stock during 2010 at a cost of approximately $50 million, including 515,350 shares in the fourth quarter for $20 million. The Company’s cash position was $273 million at December 31, 2010, down from $316 million at September 30, 2010 reflecting the Money Controls acquisition for $92.5 million in December partially offset by strong cash flow. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Segment Results

All comparisons detailed in this section refer to the fourth quarter 2010 versus the fourth quarter 2009. The commentary refers to the results before Special Items.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2010	2009

Sales	$161.1	$154.3	$6.8	4%
Sales, before Special Items*	$161.1	$135.4	$25.7	19%

Operating Profit	$33.2	$39.7	($6.5)	-16%
Operating Profit, before Special Items **	$33.3	$24.9	$8.4	34%

Profit Margin	20.6%	25.7%
Profit Margin, before Special Items	20.7%	18.4%

*	4Q’09 Excludes $18.9 million of sales related to the Boeing agreement
**	4Q’09 Excludes $16.4 million of operating profit related to the Boeing agreement and 4Q’10 and 4Q’09 excludes restructuring charges of $0.2 million and $1.6 million, respectively

Fourth quarter 2010 sales increased $25.7 million, or 19%, reflecting a $16.1 million increase in Aerospace Group sales and an increase of $9.6 million of Electronics Group revenue, in part due the acquisition of Merrimac. Aerospace sales increased primarily reflecting higher commercial OEM activity. Segment operating profit increased by $8.4 million driven by the higher volumes. Operating profit margin was 20.7%, reflecting improvement in both the Aerospace and Electronics Groups.

Aerospace & Electronics order backlog was $431 million at December 31, 2010 compared to $402 million at September 30, 2010.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2010	2009

Sales	$45.0	$44.1	$0.9	2%

Operating Profit	$3.5	$6.1	($2.6)	-43%
Operating Profit, before Special Items*	$3.5	$5.8	($2.3)	-40%

Profit Margin	7.7%	13.8%
Profit Margin, before Special Items	7.7%	13.2%

*	Excludes $0.3 million of restructuring credits in 4Q’09.

Segment sales of $45.0 million increased 2% compared the fourth quarter of 2009, reflecting higher sales to transportation and building products end markets, partially offset by lower sales to recreational vehicle customers. Operating profit and margins declined to $3.5 million and 7.7%, respectively, primarily reflecting the impact of higher materials costs. In response to higher materials costs, the Company has been implementing price increases, which will take effect during the first quarter.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2010	2009

Sales	$76.1	$71.7	$4.4	6%

Operating Profit	($2.6)	$4.6	($7.2)	NM
Operating Profit, before Special Items*	$2.9	$3.5	($0.6)	-17%

Profit Margin	-3.4%	6.4%
Profit Margin, before Special Items	3.8%	4.8%

*	Excludes $4.2 million of restructuring charges and $1.3 million of transaction costs associated with the Money Controls acquisition in 4Q’10; and $1.1 million of restructuring credits in 4Q’09

Merchandising Systems sales of $76.1 million increased $4.4 million, or 6%, reflecting higher sales in both Vending and Payment Solutions. Operating profit and profit margin declined primarily reflecting the absence of a favorable legal settlement which occurred in the fourth quarter of 2009. The restructuring charge recorded in the fourth quarter of 2010 relates to initiatives associated with the Money Controls acquisition.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2010	2009

Sales	$261.7	$253.6	$8.1	3%

Operating Profit	$29.3	$33.5	($4.3)	-13%
Operating Profit, before Special Items*	$32.7	$36.1	($3.4)	-9%

Profit Margin	11.2%	13.2%
Profit Margin, before Special Items	12.5%	14.2%

*	Excludes $3.5 million of restructuring charges in 4Q’10 and $2.6 million of restructuring charges in 4Q’09

Fourth quarter 2010 sales increased $8.1 million, or 3%, which included a core sales increase of $12.0 million (5%), partially offset by unfavorable foreign currency translation of $3.9 million

(2%). Sales, operating profits and profit margins increased across most of Fluid Handling with the exception of the Energy business, which is heavily oriented to later-cycle, project-based valve applications in the power and refining industries. The restructuring charge recorded in the fourth quarter of 2010 relates to a plant consolidation associated with the Energy business. Fluid Handling margins remained in the Company’s 2010 guidance range of 12% - 13%.

Fluid Handling order backlog was $272 million at December 31, 2010, compared to $267 million at September 30, 2010.

Controls

	Fourth Quarter		Change
(dollars in millions)	2010	2009

Sales	$30.1	$21.3	$8.8	41%

Operating Profit	$2.9	($1.4)	$4.3	NM
Operating Profit, before Special Items*	$2.9	($1.3)	$4.3	NM

Profit Margin	9.8%	-6.6%
Profit Margin, before Special Items	9.8%	-6.2%

*	Excludes $0.1 million of restructuring charges in 4Q’09

Fourth quarter 2010 sales of $30.1 million increased 41%, driven by continued improvement in industrial transportation and upstream oil and gas related end markets. The operating profit improvement primarily reflected leverage of the higher sales volume.

Full Year 2011 Guidance

Sales for 2011 are expected to increase approximately 7-9% driven by a core sales increase of 4-5%, sales from businesses acquired in 2010 (net of divestitures) of 2-3% and favorable foreign exchange of approximately 1%. Our 2011 earnings guidance is a range of $2.80—$3.00 per diluted share, reflecting revenue and profit growth across all of our segments. On a comparable basis and before Special Items, 2010 earnings per diluted share were $2.59. We will provide segment-specific sales and operating profit guidance at our Investor Day conference on February 17, 2011.

Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 25, 2011 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. Investor Day

The Company will hold its annual Investor Day conference on Thursday, February 17 in New York City from 8:30 am to noon. It will be available on the web at www.craneco.com.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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